April 21, 1997



U. S. Securities and Exchange
  Commission
450 5th Street, N.W.
Washington, D.C.  20549

         Re:      Globalink, Inc.
                  Registration Statement
                  -----------------------------------

Dear Sir/Madam:

         We are corporate and securities counsel to Globalink, Inc. (the "Company"), a Delaware corporation, in connection with the registration on Form S-3 of 2,469,408 shares of the Company's Common Stock (the "Common Stock").

         We hereby advise that, in our opinion, the shares of Common Stock and the shares of Common Stock underlying the Common Stock Purchase Warrants (the "Warrants") registerd herein have been duly authorized by all necessary corporate acts of the Company, are legally and validly issued, and are, or when paid for by the investors will be, fully-paid and non-assessable.

         We consent to the use of our firm's name under the heading "Legal Matters" in the Registration Statement, and any amendments thereto, filed with the Securities and Exchange Commission in connection with the above-referenced offering.

                                Very truly yours,


                                /s/ John S. Stoppelman


                                John S. Stoppelman